Exhibit 10.2.2
LETTER AGREEMENT
This Letter Agreement (as it may be amended from time to time, this “Letter Agreement”), dated as of March 6, 2020, between Key Energy Services, Inc., a Delaware corporation (the “Company”), and Platinum Equity Advisors, LLC, a Delaware limited liability company (“Platinum”).
WHEREAS, pursuant to the terms and conditions of the Corporate Advisory Services Agreement, dated December 15, 2016 (the “Advisory Agreement”), by and between the Company and Platinum, the Company currently owes Platinum approximately $8.25 million for past services rendered;
WHEREAS, the Company hereby acknowledges that Platinum has provided to the Company all of the services required under the Advisory Agreement and that the value of such services to the Company is equivalent to the $8.25 million currently due and outstanding under the Advisory Agreement;
WHEREAS, the Company has entered into a Restructuring Support Agreement, dated February 24, 2020, by and between the Company and certain lenders party thereto collectively holding 99.5% of the principal amount of the outstanding term loans (the “Supporting Term Lenders”) under the Term Loan and Security Agreement, dated as of December 15, 2016, as amended, relating to a series of out-of-court transactions that will effectuate a financial restructuring of the Company’s capital structure and indebtedness and related facilities (the “Restructuring”); and
WHEREAS, conditioned on the closing of the Restructuring, Affiliates of Platinum have agreed in the Exchange Agreement, dated March 6, 2020, by and between the Company and the Supporting Term Lenders to release the Company from certain claims and liabilities, including the payment obligations under the Advisory Agreement, in exchange for the potential right to payment under this Letter Agreement.
NOW THEREFORE, in consideration of the mutual agreements herein contained, the Company and Platinum agree as follows:
1.Definitions. For the purposes of this Letter Agreement, the following terms have the following meanings:
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Common Shares” means the Company’s common shares, par value $0.01.
“Fair Value,” as of a specified date, means the price per Common Share or per unit of other securities or other property determined as follows:
(i)    in the case of Common Shares or other securities listed on the New York Stock Exchange or the NASDAQ Stock Market, the volume weighted exercise price (“VWAP”) of a Common Share or a single unit of such other security for the 20 trading days ending on, but excluding, the specified date (or if the Common Shares or other securities have been listed for less than 20 trading days, the VWAP for such lesser period of time);
(ii)    in the case of Common Shares or other securities listed on a U.S. exchange other than the New York Stock Exchange or the NASDAQ Stock Market, the VWAP of a Common Share or a single unit of such other security in composite trading for the principal U.S. national or regional securities exchange on which such securities are then listed for the 20 trading days ending on, but excluding, the specified date (or if the Common Shares or other securities have been listed for less than 20 trading days, the VWAP for such lesser period of time);
(iii)    in the case of a determination of Fair Value of a Common Share as a result of any Reorganization Transaction in which the Common Shares would be converted into, changed into or exchanged for consideration consisting solely of cash, such Fair Value shall be equal to the amount of the cash consideration payable in respect of one Common Share in such transaction; or

(iv)    in all other cases, the Fair Value per Common Share or per unit of other securities or other distributed property as of a date not earlier than 20 business days preceding the specified date as determined in good faith by the board of directors of the Company;
provided that, in respect of any determination of the Fair Value, if the board of directors of the Company determines in good faith that the Fair Value as determined in accordance with the foregoing is materially inaccurate or does not otherwise reflect the appropriate value, then the board shall have the right to determine the Fair Value as of such date, acting in reliance on a fairness opinion from an independent third party valuation firm, and such determination shall be binding for all purposes hereunder.
“Person” means an individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
“Reorganization Transaction” means any transaction or series of transactions resulting in (i) the sale, lease, transfer, license, or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (except where such sale, lease, transfer, license, or other disposition is to one or more wholly owned subsidiaries of the Company), (ii) the merger or consolidation of the Company (or of a subsidiary of the Company, where the Company issues Common Shares or other shares of its capital stock pursuant to such merger or consolidation) into or with another Person or (iii) the recapitalization, reorganization, consolidation, reclassification, change in the outstanding Common Shares, statutory share exchange or other transaction, and in the case of clauses (ii) or (iii), except for any transaction or series of transactions which results in the Common Shares outstanding immediately prior to such transaction(s) continuing to represent (or being converted into, changed into or exchanged for securities that represent) at least a majority of the voting power of the surviving entity (or a parent entity of such surviving entity).
“Total Consideration” means the sum of (i) the aggregate Fair Value of all dividends on, distributions paid on or in respect of, or amounts paid to repurchase, Common Shares following the date of this Letter Agreement through or in respect of the applicable Reorganization Transaction, plus (ii)(A) in any Reorganization Transaction in which the Common Shares are converted into, changed into or exchanged for securities or other property or assets (including cash) or any combination thereof, the aggregate Fair Value thereof or (B) in any other Reorganization Transaction, the aggregate Fair Value of the Common Shares determined as of the closing of such Reorganization Transaction.
2.Payment Event. Concurrently with the closing of any Reorganization Transaction, which results in holders of the Common Shares receiving Total Consideration in excess of $296,859,383 (the “Common Shares Recovery”), the Company shall either (i) pay from and to the extent of such excess, $4,000,000 (such excess amount, the “Payment Amount”) in immediately available funds to Platinum in full and final payment for all obligations owing under the Advisory Agreement, or (ii) if any of the consideration in such Reorganization Transaction comprises securities, property or assets other than cash, deliver to Platinum an amount of securities, property, assets and/or cash having an aggregate Fair Value equal to the Payment Amount, on the same terms and conditions as the holders of Common Shares, and in the same proportion(s) as the consideration received in such Reorganization Transaction; provided, that in the event holders of Common Shares have the opportunity to elect the form of consideration to be received in a Reorganization Transaction, the type and amount of consideration paid to Platinum shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares in such Reorganization Transaction. In the event of any Reorganization Transaction in which the Company is not the surviving or resulting entity, the Company shall be deemed to have assigned all of its obligations pursuant to this Letter Agreement to the surviving or resulting entity (which shall assume all such obligations hereunder). Subject to the fiduciary duties of the board of directors of the Company, in the event of a Reorganization Transaction, the Company shall advocate for payment of the sum of the Common Shares Recovery and the Payment Amount. The Company agrees that it shall not take any action that would frustrate performance of this Letter Agreement.
3.Termination of Voting Agreement. The Company and Platinum agree that, effective immediately, the Platinum Agreement, dated as of December 15, 2016, between the Company and Platinum with respect to certain voting obligations on the part of Platinum is hereby terminated and shall have no further force or effect.
4.Amendments; Waiver. This Agreement may not be modified or amended in any manner other than by an instrument in writing signed by all the parties hereto, or their respective successors or permitted assigns. No provision of this Letter Agreement shall be deemed to have been waived unless such waiver is in writing and signed by or on behalf of the party granting the waiver. The waiver of either party of any breach of this Letter Agreement shall not operate or be construed to be a waiver of any subsequent breach.
5.Assignment. This Letter Agreement may not be assigned by any party hereto without the written consent of the other party; provided, that (i) Platinum shall be entitled to assign this Letter Agreement to any Affiliate of Platinum in its sole discretion and (ii) the Company shall be entitled to assign (and shall be deemed to have so assigned pursuant to Section 2 above) this Letter Agreement in connection with any Reorganization Transaction in which the Company is not the resulting or surviving entity (or a parent entity of such surviving entity). Any assignment in violation of the foregoing shall be null and void.
6.Notices. All notices, requests, demands and other communications provided for by this Letter Agreement shall be in writing and shall be delivered by hand, sent by recognized overnight courier or given by email sent to the addresses set forth below. All such communications shall be deemed to have given or made when delivered by hand, sent by email upon confirmed receipt, or one business day after being delivered to a recognized overnight courier.

(a)	If to Platinum, to:

Platinum Equity Advisors, LLC
360 N. Crescent Dr.
Beverly Hills, CA 90210
Attn: Barbara Velasco, Deputy General Counsel
bvelasco@platinumequity.com

(b)	If to the Company, to:

Katherine Hargis
Senior Vice President, Chief Administrative Officer, General Counsel & Secretary
Key Energy Services, Inc.
1301 McKinney Street, Suite 1800
Houston, Texas 77010
khargis@keyenergy.com

7.Governing Law. This Letter Agreement will be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Letter Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts located in the State of New York sitting in New York County and of the United States District Court of the Southern District of New York. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts located in the State of New York sitting in New York County and of the United States District Court of the Southern District of New York for the purpose of any action, suit or proceeding arising out of or based upon this Letter Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above- named courts, or that this Letter Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 6 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 6 does not constitute good and sufficient service of process. The provisions of this Section 7 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court located in the State of New York sitting in New York County and of the United States District Court of the Southern District of New York.
TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS LETTER AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. Each of the parties hereto acknowledges that it has been informed by the other party that the provisions of this paragraph constitute a material inducement upon which such party is relying and will rely in entering into this Letter Agreement and the transactions contemplated hereby. Any of the parties hereto may file an original counterpart or a copy of this Letter Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

8.Counterparts. This Letter Agreement may be executed in several counterparts (including via facsimile or other electronic method), each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all parties to execute the same counterpart hereof.
9.Headings. All section headings in this Letter Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.
10.Severability. Each provision of this Letter Agreement shall be considered severable, and if for any reason any provision that is not essential to the effectuation of the basic purposes of this Letter Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Letter Agreement that are valid.
11.Successor and Assigns. Except as herein otherwise specifically provided, this Letter Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and permitted assigns.
12.No Third-Party Beneficiaries. No Persons other than the parties to this Letter Agreement may directly or indirectly rely upon or enforce the provisions of this Letter Agreement, whether as a third party beneficiary or otherwise.
13.Entire Agreement. This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

[Signature page follows.]

IN WITNESS WHEREOF, this Letter Agreement has been duly executed by the parties hereto as of the day and year first written above.

KEY ENERGY SERVICES, INC.

By:	/s/ Katherine I. Hargis
Name:	Katherine I. Hargis
Title:	Senior Vice President, Chief Administrative Officer, General Counsel & Corporate Secretary

[Signature Page to CASA Letter Agreement]

PLATINUM EQUITY ADVISORS, LLC

By:	/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to CASA Letter Agreement]